Exhibit (i)

1901 L Street, NW
Washington, DC 20036

telephone: (202) 737-8833
facsimile: (202) 737-5184
www.sewkis.com	One Battery Park Plaza
New York, New York 10004
Telephone: (212) 574-1200
Facsimile: (212) 480-8421

October 28, 2026

AB Large Cap Growth Fund, Inc.

AB Core Opportunities Fund, Inc.

AB Discovery Growth Fund, Inc.

AB Relative Value Fund, Inc.

AB Sustainable Global Thematic Fund, Inc.

AB Sustainable International Thematic Fund, Inc.

AB Global Risk Allocation Fund, Inc.

66 Hudson Boulevard East, 28th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel for each of the corporations named above (each, a “Company,” and collectively, the “Companies”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares, par value per share as set forth in each Company’s Charter, of Class A Common Stock, Class C Common Stock, Class I Common Stock, Advisor Class Common Stock and Class Z Common Stock, as applicable (each a “Class” and collectively, the “Shares”) of AB Large Cap Growth Fund, Inc., AB Core Opportunities Fund, Inc., AB Discovery Growth Fund, Inc., AB Relative Value Fund, Inc., AB Sustainable Global Thematic Fund, Inc., AB Sustainable International Thematic Fund, Inc., and AB Global Risk Allocation Fund, Inc. Each Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion is rendered to each Company severally, and not to the Companies jointly.

As counsel for each Company, we have participated in the preparation of the Post-Effective Amendment to that Company’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on October 30, 2026, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of that Company and applicable amendments and supplements thereto and have relied upon such corporate records of that Company and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

The AB Growth Funds October 28, 2026 Page 2

Based on such examination, we are of the opinion that the Shares of each Company to be offered for sale pursuant to the Registration Statement of that Company are, to the extent of the numbers of Shares of the relevant Classes of each Company authorized to be issued by that Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “General Information—Counsel” in Part B thereof.

Very truly yours,

/s/ Seward & Kissel LLP